Exhibit 10.1

JMAR Balanced Scorecard Performance Based Compensation Plan

The following resolutions were approved by the Board’s Compensation Committee at its February 11, 2005 meeting and represent the amended terms and conditions of the JMAR Balanced Scorecard Performance Based Compensation Plan:

WHEREAS, the Compensation Committee previously adopted the JMAR Balanced Scorecard Performance Based Compensation Plan; and

WHEREAS, in order to provide competitive compensation for its executive officers, the Committee has concluded that it is in the best interests of the Company to amend the Plan to provide for a modest increase in the potential bonus awards for executive officers; and

NOW, THEREFORE, BE IT RESOLVED, that the amended Balanced Scorecard Plan as presented to this Committee, the material terms of which are set forth on Attachment A hereto, be, and it hereby is, approved and authorized by this Company.

Attachment A

The material terms of the Amended JMAR Balanced Scorecard Performance Based Compensation Plan (the “BSC Plan”) are:

•	All exempt JMAR employees shall participate in the BSC Plan;

•	The maximum annual bonus that may be awarded to each participant under the BSC Plan is 10% of the employee’s base salary for employees who are not executive officers, and 12% of the employee’s base salary for employees who are executive officers;

•	Management shall approve and communicate the individual “scorecards” for the plan year within 60 days after the beginning of the calendar year. The potential bonus of up to 10% of base salary (up to 12% for executive officers) will be based upon Corporate, Division and individual objectives which are derived from the Board-approved Business Plan for that year. Individual scorecards shall allocate the potential bonus among several performance areas, with the specific percentage allocation based upon the employee’s relative responsibility and ability to influence the achievement of the specific objectives. Initially, these performance areas will include the following, with the Compensation Committee approving significant changes to the specific areas of emphasis on an annual basis:

•	Financial performance and shareholder value;

•	Customer development;

•	Internal operational effectiveness; and

•	Organizational learning and growth.

•	The actual bonus awarded to each participant will be determined within 60 days after the end of plan year based upon the achievement of the pre-established Corporate, Division and individual objectives.

•	Any deviations to the material terms of the BSC Plan must be approved by the Compensation Committee of the Board of Directors.